EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER made as of the 17th day of September, 1999, by and among Cybear, Inc., a Delaware corporation ("Cybear"), TN Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Cybear ("Mergerco"), Telegraph New Technology, Inc., a Florida corporation ("Telegraph") and Telegraph Consulting Corporation, a wholly-owned subsidiary of Telegraph ("Telegraph Consulting"). References in this Agreement to Telegraph Consulting include the business of Telegraph Consulting as conducted by its predecessor.

         WHEREAS, Telegraph Consulting is authorized to issue 1,000 shares of its common stock, par value $.01 per share (the "Telegraph Consulting Common Stock"), of which 100 shares are issued and outstanding on the date hereof (the "Telegraph Consulting Shares") and all of which are owned by Telegraph;

         WHEREAS, Cybear is authorized to issue 25,000,000 shares (the "Cybear Shares") of its common stock, par value $.001 par value ("Cybear Common Stock"), of which 17,326,662 shares are issued and outstanding on the date hereof (the "Outstanding Cybear Share");

         WHEREAS, Mergerco is a wholly owned subsidiary of Cybear and is authorized to issue 100 shares (the "Mergerco Shares") of its common stock, $.01 par value ("Mergerco Common Stock"), of which 100 shares are issued and outstanding on the date hereof (the "Mergerco Outstanding Shares) and all of which Mergerco Shares are owned by Cybear;

         WHEREAS, the respective Boards of Directors of Cybear, Mergerco, Telegraph Consulting and Telegraph deem it advisable and generally to the advantage and welfare of their respective shareholders that Mergerco be merged with and into Telegraph Consulting under the terms and conditions hereinafter set forth (the "Merger"), the Merger to be effected pursuant to


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the Florida Business Corporation Law and to be a reorganization under Section
368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, on the effective date of the Merger (the "Effective Date"), Telegraph, the sole holder of Telegraph Consulting Common Stock, shall be entitled to exchange all of the outstanding Telegraph Consulting Shares for $616,000 in cash and 320,000 shares of Cybear Common Stock ("Cybear Shares").

         NOW, THEREFORE, in consideration of the premises, the parties hereto do mutually agree as follows:

         1.       VOTE ON MERGER; TERMS.

                  (a) Promptly following the execution of this Agreement and subject to the further conditions and provisions hereof, a closing of the transactions contemplated by this Agreement shall be held (the "Closing"), and Articles of Merger (the "Articles of Merger") and all other documents or instruments deemed necessary or appropriate by the parties hereto to effect the Merger shall be executed and filed with the Secretary of State of the State of Florida as promptly as possible thereafter. The Articles of Merger so filed shall be substantially in the form of EXHIBIT 1(C) annexed hereto, with such changes therein as the Boards of Directors of Cybear and Telegraph Consulting shall mutually approve. The date such Articles of Merger are accepted for filing by the Secretary of State of Florida shall be the "Effective Date".

                  (b) The parties hereby agree that, following the appropriate consents in accordance with terms of this Agreement, Telegraph shall exchange the Outstanding Telegraph Consulting Shares for $616,000 in cash and 320,000 Cybear Shares.

         2. REPRESENTATIONS AND WARRANTIES BY CYBEAR AND MERGERCO. Cybear and Mergerco, jointly and severally, represent and warrant that except as disclosed in filings (the


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

"SEC Reports") made by Cybear pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the date of this Agreement:

                  (a) Cybear is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, authorized to issue the Cybear Common Stock. There are outstanding options to purchase 1,282,458 shares of Cybear Common Stock and there are no other outstanding rights, options or warrants to purchase Cybear Common Stock or any issued or outstanding securities of any nature convertible into Cybear Common Stock

                  (b) Mergerco has been organized solely for the purpose of consummating the Merger and, since its inception, Mergerco has had no business activity of any nature other than those related to its organization or as contemplated by this Agreement, and has no assets.

                  (c) Cybear and Mergerco each has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been duly approved by the Board of Directors of each of Cybear and Mergerco and by Cybear as the sole shareholder of Mergerco. This Agreement has been duly executed and delivered by each of Cybear and Mergerco and constitutes a valid and binding obligation of each of Cybear and Mergerco, enforceable against each of Cybear and Mergerco in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights.

                  (d) Cybear is qualified as a foreign corporation in all jurisdictions where its business or ownership of assets or properties so requires, except where the failure to be so qualified would not have a material adverse effect on the business or financial condition of Cybear (a "Cybear Material Adverse Effect").

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

                  (e) Cybear has no subsidiaries except for Mergerco.

                  (f) There are no material liabilities (including, but not limited to material tax liabilities) or material claims against Cybear or Mergerco (whether such liabilities or claims are contingent or absolute, direct or indirect, matured or unmatured) other than liabilities incurred in the ordinary course of business.

                  (g) There are no legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Cybear which could reasonably be expected to have a Cybear Material Adverse Effect or which challenge the validity or propriety of the transactions contemplated by this Agreement and, to Cybear's best knowledge, there is no reasonable basis for any such proceeding, claim, action or governmental investigation. Cybear is not a party to or bound by any order, judgment or decree which could reasonably be expected to have a Cybear Material Adverse Effect.

                  (h) Since its inception, Cybear has in all material respects operated its business and conducted its affairs in compliance with all applicable laws, rules and regulations, except where the failure to so comply could not reasonably be expected to have a Cybear Material Adverse Effect.

                  (i) Except for the filing of the Articles of Merger and any post-closing filings under applicable federal or state securities laws, no consents or approvals of, or filings or registrations with, any third party or any public body or authority are necessary in connection with (i) the execution and delivery by Cybear and Mergerco of this Agreement and (ii) the consummation by Cybear and Mergerco of the Merger and the other transactions contemplated hereby.

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                  (j) Neither Cybear nor Mergerco knows of any person who
rendered any service in connection with the introduction of Telegraph or Telegraph Consulting, Mergerco or Cybear to each other, and they know of no claim for a "finder's fee" or similar type of fee in connection with the Merger and the other transactions contemplated hereby.

                  (k) The execution and delivery by Cybear and Mergerco of this Agreement, the consummation and performance of the transactions herein contemplated, and compliance with the terms of this Agreement by Cybear and Mergerco will not conflict with, result in a breach of or constitute a default under any indenture, mortgage, deed of trust or other material agreement, instrument or contract to which Cybear or Mergerco is now a party or by which it or any of its assets or properties is bound or the Articles of Incorporation, as amended, or the bylaws of Cybear or Telegraph Consulting, in each case as amended, or any law, order, rule or regulation, writ, injunction, judgment, or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over Cybear or any of its business or properties or Mergerco, which conflict, breach or default could reasonably be expected to have a Cybear Material Adverse Effect.

                  (l) Since December 31, 1998, Cybear has filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto that it is required to file with the Securities and Exchange Commission ("SEC"), and there is no material nonpublic information regarding Cybear that has not been disclosed to Telegraph. No SEC Report filed prior to the Closing contained or will contain any information that was false or misleading with respect to any material fact or omitted or will omit to state any material fact necessary in order to make the statements therein not misleading.

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

                  (m) As of June 30, 1999, the authorized capital stock of Cybear consists of 25,000,000 shares of common stock, par value $.001 per share, and 2,000,000 shares of preferred stock, $.01 per value of which 17,184,787 shares of common stock (on a fully diluted basis) and no shares of preferred stock are outstanding. Upon the Closing of the transactions contemplated by this Agreement, all of the Cybear Shares will be duly and validly issued and outstanding and fully paid and nonassessable.

                  (n) Following the Effective Date, Telegraph Consulting will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets, held immediately prior to the Merger. For purposes of this representation, amounts paid by Telegraph Consulting or Mergerco as Merger consideration to Telegraph, amounts used by Mergerco to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends made by Telegraph Consulting) will be included as assets of Telegraph Consulting or Mergerco, respectively, immediately prior to the Merger.

                  (o) Prior to the Merger, Cybear will be the sole shareholder of Mergerco.

                  (p) Cybear has no plan or intention to cause Telegraph Consulting to issue any additional shares of its stock after the Merger.

                  (q) Cybear has no plan or intention to reacquire any of its shares of stock to be issued in the Merger.

                  (r) Cybear has no plan or intention to liquidate Telegraph Consulting, to merge Telegraph Consulting with or into another corporation, or to sell or otherwise dispose of the stock of Telegraph Consulting or to cause Telegraph Consulting to sell or otherwise dispose of any of its assets or any of the assets acquired from Mergerco, except for dispositions made in the ordinary course of business.

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

                  (s) Mergerco will have no liabilities assumed by Telegraph Consulting and will not transfer to Telegraph Consulting in the Merger any assets subject to liabilities.

                  (t) Following the Merger, Telegraph Consulting will continue to operate its business in substantially the same manner as prior to the Merger.

                  (u) Cybear, Mergerco, Telegraph Consulting and Telegraph will pay their respective expenses, if any, incurred in connection with the Merger.

                  (v) There is no intercorporate indebtedness existing between Telegraph Consulting and its affiliates on the one hand and Cybear and its affiliates on the other hand that was issued, acquired, or will be settled at a discount.

                  (w) Following the Merger, Telegraph Consulting will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Telegraph Consulting.

                  (x) Cybear has not owned during the past five years any shares of the stock of Telegraph or Telegraph Consulting.

                  (z) None of the compensation received by any employee of Telegraph Consulting pursuant to any employment, consulting or similar arrangement (including any convenant not to compete) will be separate consideration for, or allocable to, any shares of Telegraph stock owned by such employee. None of the Cybear Shares or cash received by Telegraph pursuant to the Merger are, or will be, separate consideration for, or allocable to, any such employment, consulting, or similar agreement (including any covenant not to compete), or are, or will be, for any services actually rendered or performed; and the compensation paid to any employees who are shareholders of Telegraph will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

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

         3. REPRESENTATIONS AND WARRANTIES RELATING TO TELEGRAPH CONSULTING. Telegraph and Telegraph Consulting, jointly and severally, represent and warrant that except as set forth on the Telegraph and Telegraph Consulting disclosure schedule annexed hereto (the "Telegraph Consulting Disclosure Schedule"):

                  (a) Telegraph Consulting is a duly organized and validly existing corporation in good standing under the laws of the State of Florida, authorized to issue only the Telegraph Consulting Shares. The issued and outstanding capital stock of Telegraph Consulting consists only of the Telegraph Consulting Shares all of which are fully paid and nonassessable and which are owned by Telegraph. There are no issued or outstanding rights, options or warrants to purchase Telegraph Consulting Shares or any issued or outstanding securities of any nature convertible into Telegraph Consulting Shares. The Telegraph Consulting Shares have all been issued pursuant to an appropriate exemption from the registration requirements of the Securities Act and from any applicable registration requirements of the various states.

                  (b) The general nature of Telegraph Consulting's business is described on Section 3(b) of the Telegraph Disclosure Schedule.

                  (c) Telegraph Consulting and Telegraph have full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been duly approved by the Boards of Directors of Telegraph and Telegraph Consulting, and by the shareholders of Telegraph Consulting and Telegraph. This Agreement has been duly executed and delivered by Telegraph and Telegraph Consulting, and constitutes a valid and binding obligation of Telegraph and Telegraph Consulting, enforceable against Telegraph and Telegraph Consulting in accordance with its


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

terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights.

                  (d) Telegraph Consulting is qualified as a foreign corporation in all jurisdictions where its business or ownership of assets or properties so requires, except where the failure to be so qualified would not have a material adverse effect on the business or financial condition of Telegraph Consulting (a "Telegraph Consulting Material Adverse Effect").

                  (e) Telegraph Consulting has no subsidiaries.

                  (f) Telegraph Consulting has no liabilities (including, but not limited to, tax liabilities) nor are there any claims against Telegraph Consulting (whether such liabilities or claims are contingent or absolute, direct or indirect, and matured or unmatured) other than in the ordinary course of Telegraph Consulting's business or as described in the Telegraph Consulting Financial Statements.

                  (g) The historical and unaudited pro forma financial statements of Telegraph Consulting, as if Telegraph Consulting was in existence since January 1, 1998, as of and for the year ended December 31, 1998 and as of and for the six months ended June 30,1999, all together with accompanying notes, fairly present the consolidated financial position, results of operations and other information purported to be shown therein of Telegraph Consulting, at the date and for the respective periods to which they apply. The financial statements of Telegraph Consulting are hereinafter referred to as the "Telegraph Consulting Financial Statements." The Telegraph Consulting Financial Statements have been delivered to Cybear and are attached herein as EXHIBIT 3(G). Telegraph and Telegraph Consulting each represents that their books and records have been maintained in accordance with good business practices.

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

                  (h) Telegraph and Telegraph Consulting have, as of the date hereof, and will prior to the Effective Date have, timely and accurately filed all federal, state and local income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them prior to such dates and have timely paid, or will prior to the Effective Date timely pay, all taxes shown on such returns as owed for the periods of such returns, including all withholding or other payroll related taxes shown on such returns. To the best of their knowledge, neither Telegraph nor Telegraph Consulting is, nor will any of them become, subject to any additional taxes, interest, penalties or other similar charges with respect to the tax returns and reports referred to in the first sentence of this Section 3(h) that would individually or in the aggregate have a Telegraph Consulting Material Adverse Effect. No assessments or notices of deficiency or other communications have been received by Telegraph Consulting or Telegraph, nor to the best of their knowledge have any been threatened, with respect to any such tax return that has not been paid, discharged or fully reserved on the Telegraph Consulting Financial Statements, and no amendments or applications for refund have been filed or are planned with respect to any such return. Telegraph Consulting does not have any material liabilities for taxes that have not been accrued for or reserved on the Telegraph Consulting Financial Statements, whether asserted or unasserted, contingent or otherwise.

         Telegraph Consulting, in all material respects (i) has withheld all amounts required in compliance with the tax withholding provisions of all applicable laws for all compensation paid to the officers and employees of Telegraph Consulting, (ii) has correctly prepared in compliance with applicable laws and duly and timely filed all returns and reports relating to those amounts withheld from their officers and employees and to their employer liability for employment taxes under the Code and applicable state and local laws and (iii) has duly and timely paid and remitted


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

to the appropriate taxing authorities the amounts withheld from their officers and employees and any additional amounts that represent their employer liability under applicable law for employment taxes. To the knowledge of Telegraph and Telegraph Consulting, no issue has been raised by the IRS, any state or local taxing authority, or any other investigation or audit relating to Telegraph Consulting or Telegraph, that will have, or can reasonably be expected to have, a Telegraph Consulting Material Adverse Effect.

                  (i) Section 3(i) of the Telegraph Disclosure Schedule attached herein includes all fixtures, furniture, equipment, inventory or accounts receivable owned or leased by Telegraph Consulting.

                  (j) All material Telegraph Consulting contracts or commitments to which it is a party, except for this Agreement, are disclosed on Section 3(j) of the Telegraph Disclosure Schedule.

                  (k) To the knowledge of Telegraph Consulting and Telegraph, there are no legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature pending against Telegraph Consulting or Telegraph, or challenging the validity or propriety of the transactions contemplated by this Agreement and, to Telegraph Consulting's and Telegraph's best knowledge, there is no reasonable basis for any other proceeding, claim, action or governmental investigation against Telegraph Consulting or Telegraph. Neither Telegraph Consulting nor Telegraph are a party to or bound by any order, judgment or decree which could reasonably be expected to have a Telegraph Consulting Material Adverse Effect.

                  (l) Since the inception of Telegraph Consulting there have been (i) no bonuses paid to any officer or director of Telegraph Consulting;
(ii) no loans made to or any


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transactions entered into between Telegraph Consulting and any officer or director of Telegraph Consulting; (iii) no dividends or other distributions declared or paid by Telegraph Consulting; and (iv) no purchase by Telegraph Consulting of any Telegraph Consulting Shares.

                  (m) Since its inception, Telegraph Consulting has not issued or committed itself to issue, and to the Effective Date will not issue or commit itself to issue any Telegraph Consulting Shares or any options, rights, warrants, or other securities convertible into Telegraph Consulting Shares.

                  (n) Telegraph Consulting owns or uses under valid fully paid licenses all material patents trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications, algorithms, routines, and source code, and tangible or intangible proprietary information or material that are necessary to conduct the business of Telegraph Consulting as currently conducted, excluding commercially available "shrink-wrap" and office automation software (the "Telegraph Consulting Intellectual Property Rights").

         There are no claims or demands asserted against Telegraph Consulting or Telegraph, and to the knowledge of Telegraph Consulting and Telegraph no reasonable basis for any such claim or demand, of any Person that any of the Telegraph Consulting Intellectual Property Rights, or any processes or equipment used by Telegraph Consulting, any of the services of Telegraph Consulting or any of the software or other proprietary rights or intellectual property developed by Telegraph Consulting, infringes or conflicts in any material respect with any copyright, patent, trademark, service mark, trade name, trade secret, license, application or other proprietary right


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

or intellectual property of any other person, or makes unauthorized use of any secret process, formula, method, information, know-how or any other proprietary confidential information, including, without limitation, any software or software documentation, of any other person. Telegraph Consulting owns all right, title and interest in and to the Telegraph Consulting Intellectual Property Rights, other than the items expressly identified as such on Section 3(n) of the Telegraph Disclosure Schedule, as to which Telegraph Consulting has a valid, assignable license. Each of Telegraph Consulting's rights in and to the Telegraph Consulting Intellectual Property Rights are freely assignable in its own name, including the right to create derivatives, and Telegraph Consulting is not under any obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent or use for licensing of any of the Telegraph Consulting Intellectual Property Rights. All of the interests of Telegraph Consulting in the Telegraph Consulting Intellectual Property Rights are free and clear of all encumbrances, liens or other security interests, and to the knowledge of Telegraph Consulting are not currently being challenged or infringed in any way or involved in any pending legal or administrative proceedings before any court or governmental agency. Except for licenses to clients in the ordinary course of business, no current licenses for the use of any such rights have been granted by Telegraph Consulting to any third parties, and to the knowledge of Telegraph Consulting none of the Telegraph Consulting Intellectual Property Rights is being used by any other Person.

         It is the policy of Telegraph Consulting to have each of its employees sign an employee nondisclosure and work-for-hire agreement substantially in the form attached hereto as Section 3(n) of the Telegraph Disclosure Schedule. No employees or independent contractors of either Telegraph Consulting or Telegraph have any valid claims or rights to any of the Telegraph Consulting Intellectual Property Rights. To Telegraph Consulting's knowledge, no Telegraph


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Consulting employee is a party to or otherwise bound by any agreement with or obligated to any other person (including, any former employer) which in any respect conflicts with any obligation, commitment or job responsibility of such employee to Telegraph Consulting under any agreement to which currently he or she is a party or otherwise.

         Telegraph Consulting is not or will not be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Telegraph Consulting Intellectual Property Rights or any license, sublicense or other agreement pursuant to which Telegraph Consulting is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the manufacture of, incorporated in, or form a part of any product of Telegraph Consulting.

         All patents, trademarks, service marks, copyrights, trade secrets and other proprietary rights held by Telegraph Consulting which Telegraph Consulting considers to be material to its business are valid and enforceable. Telegraph Consulting (i) is not a party to any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary right of any third party; or
(ii) has no knowledge that the marketing, licensing, sale, offer for sale, or use of any of its services or products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

                  (o) Since its inception, Telegraph Consulting has in all material respects conducted its affairs in compliance with all applicable laws, rules and regulations except where the failure to so comply could not reasonably be expected to have a Telegraph Consulting Material Adverse Effect.

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                  (p) To the knowledge of Telegraph Consulting and Telegraph, during the past five year period, no officer or director of Telegraph Consulting has been the subject of:

                           (i) a petition under the Federal bankruptcy laws or
any other insolvency law nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

                           (ii) a conviction in a criminal proceeding or a named
subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated);

                           (iii) any order, judgment or decree, not subsequently
reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

                                    (1) Acting as a futures commission merchant,
introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

                                    (2) Engaging in any type of business
practice; or

                                    (3) Engaging in any activity in connection
with the purchase or sale of any security or commodity or in connection with any violation of Federal, state or other


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securities laws or commodities laws; any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity; a finding by a court of competent jurisdiction in a civil action or by the Commission to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated; or

                           (iv) a finding by a court of competent jurisdiction
in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

                  (q) Telegraph Consulting has no pension plan, profit sharing or similar employee benefit plan.

                  (r) Except for the filing of the Articles of Merger and the approval of this Agreement by the Board of Directors and shareholders of Telegraph and Telegraph Consulting, no consents or approvals of, or filings or registrations with, any third party or any public body or authority are necessary in connection with (i) the execution and delivery by Telegraph Consulting and Telegraph of this Agreement and (ii) the consummation by Telegraph Consulting of the Merger and the other transactions contemplated hereby.

                  (s) Telegraph and Telegraph Consulting know of no person who rendered any service in connection with the introduction of Mergerco, Cybear, Telegraph or Telegraph Consulting to each other, and that they know of no claim for a "finder's fee" or similar type of fee in connection with the Merger and the other transactions contemplated hereby.

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                  (t) Section 3(t) of the Telegraph Disclosure Schedule herein sets forth all employees of Telegraph Consulting and includes the employment agreements and all bonus provisions and amounts for all persons requested in writing by Cybear (the employees with agreements are called the "Key Personnel"). Except as disclosed therein, neither Telegraph nor Telegraph Consulting have any material unsatisfied liability to any previously terminated employee or independent contractor of Telegraph Consulting. Telegraph Consulting has disclosed all written employee handbooks, policies, programs and arrangements to Cybear.

         No key employee or group of employees has informed Telegraph Consulting of any plans to terminate their employment with Telegraph Consulting as a result of the transactions contemplated hereby or otherwise.

         Except for the Key Personnel, all persons employed by Telegraph Consulting are employees at will or otherwise employed such that Telegraph Consulting may terminate their employment at any time, with or without cause, without creating any material cause of action against Telegraph Consulting or otherwise giving rise to any material liability for wrongful discharge, breach of contract or tort.

         Telegraph and Telegraph Consulting have complied in all material respects with all applicable laws relating to labor, including, without limitation, any requirements of the Immigration and Nationalization Act of 1952, as amended by the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder, any provisions thereof relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto, and Telegraph Consulting is not liable for any arrearage, or any costs or penalties for failure to comply with any of the foregoing.

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

         Each person whom Telegraph Consulting or Telegraph has retained as an independent contractor during the past three years qualifies as an independent contractor and not as an employee of Telegraph Consulting or Telegraph under the Code and all applicable state laws. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause Telegraph Consulting or Telegraph to be in breach of any agreement with any employment, contractor or consultant or cause Telegraph Consulting or Telegraph to be liable to pay any severance or other amount to any of their employees, contractors or consultants.

                  (u) Section 3(u) of the Telegraph Disclosure Schedule herein sets forth (i) all property owned by Telegraph Consulting and (ii) any lease, sublease, license or other agreement with respect to any real property.

                  (v) None of the information supplied or to be supplied by Telegraph Consulting in writing for inclusion in the Form 8-K to be filed by Cybear concerning the Merger contains or will contain any untrue statement of a material fact or omit or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (w) The execution and delivery by Telegraph and Telegraph Consulting of this Agreement, the consummation and performance of the transactions herein contemplated, and compliance with the terms of this Agreement by Telegraph and Telegraph Consulting will not conflict with, result in a breach of or constitute a default under any indenture, mortgage, deed of trust or other agreement, instrument or Contract to which Telegraph or Telegraph Consulting is now a party or by which it or any of its assets or properties is bound or the Articles of Incorporation, as amended, or the bylaws of Telegraph or Telegraph Consulting, in each case as amended, or any law, order, rule or regulation, writ, injunction, judgment or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over Telegraph or Telegraph Consulting or any of their business or properties, which conflict, breach or default could reasonably be expected to have a Telegraph Consulting Material Adverse Effect.

                  (x) There has not been any material change in the financial condition of Telegraph or Telegraph Consulting since June 30,1999 except for (i) transactions in the ordinary course of business, (ii) transactions relating to this Agreement, and (iii) the incurring of expenses or liabilities relating to this Agreement.

                  (y) There is no agreement, judgment, injunction, order or decree binding upon Telegraph or Telegraph Consulting which has the effect of prohibiting or materially impairing any current or future business practice of Telegraph or Telegraph Consulting, any acquisition of property by Telegraph Consulting or the conduct of business by Telegraph Consulting as currently conducted or as proposed to be conducted by Telegraph Consulting.

                  (z) Section 3(z) of the Telegraph Disclosure Schedule sets forth a true and accurate list of (i) all of the clients that generated at least $50,000 in revenues to Telegraph Consulting since January 1, 1998. Since December 31, 1998, no Telegraph or Telegraph Consulting client accounting for more than 5% of Telegraph Consulting's or Telegraph's pro forma revenues in 1998 and 1999, has canceled, materially reduced the scope of, or otherwise adversely modified its relationship with Telegraph or Telegraph Consulting and, no such person has indicated to Telegraph or Telegraph Consulting in writing any intention to do so, and there are no disputes or problems or notices of dissatisfaction with or from any such client of Telegraph Consulting to Telegraph Consulting's knowledge, adversely affect any relationships with such clients.

                  (aa) All services rendered by Telegraph and Telegraph Consulting have been in material conformity with all applicable contractual commitments and all warranties, and Telegraph Consulting has no known liability for damages in connection therewith which would have a Telegraph Consulting Material Adverse Effect. Telegraph Consulting is not obligated to perform nonbillable client service work in order to correct work previously performed that was incorrect or deficient or, to complete work in excess of the fixed rate limit with respect to a particular project, other than reasonable and customary efforts to maintain client satisfaction consistent with the size and cope of a particular project and consistent with maintaining the reasonable profitability of such project.

                  (bb) Telegraph Consulting has conducted a reasonable review of all operating codes, programs, utilities and other software as well as all hardware and systems utilized by Telegraph Consulting ("Systems") to determine whether such Systems are Year 2000 compliant. To the extent such review identified Systems that are not Year 2000 compliant, Telegraph Consulting has taken, or is planning to take, appropriate corrective action with respect to such Systems, and the costs of such corrective action will not exceed, in the aggregate, $25,000.

                  (cc) INVESTMENT REPRESENTATIONS.

                           (i) The Cybear Shares to be received by Telegraph
shall be for investment purposes only, within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws, and Telegraph has no view to the public distribution or resale thereof.

                           (ii) Telegraph has been given access to all publicly
available information relating to the business and assets of Cybear which Telegraph has requested.

                           (iii) Telegraph understands that Cybear proposes to
issue and deliver the Cybear Shares to Telegraph without compliance with the registration requirements of the Securities Act, that for such purpose Telegraph will rely upon the representations, warranties, covenants and agreements contained herein; and that such noncompliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements performed.

                           (iv) Telegraph understands that, under existing rules
of the SEC, there are substantial restrictions in the transferability of the Cybear Shares; the Cybear Shares may be transferred only if registered under the Securities Act or if an exemption from such registration is available; and Telegraph may have to hold the Cybear Shares indefinitely.

                           (v) Telegraph is a sophisticated investor familiar
with the type of risks inherent in the acquisition of securities such as the Cybear Shares and Telegraph's financial position is such that Telegraph can afford to retain the Cybear Shares for an indefinite period of time without realizing any direct or indirect cash return on Telegraph's investment.

                           (vi) Telegraph understands that the certificates
evidencing the Cybear Shares will bear appropriate restrictive legends.

         4. REPRESENTATIONS TO SURVIVE CLOSING. All of the representations and warranties contained in this Agreement (including all statements contained in any certificate or other instrument delivered by or on behalf of Cybear, Mergerco, Telegraph or Telegraph Consulting pursuant hereto or in connection with the transactions contemplated hereby) shall survive the closing for a period of two years.

         5. SURVIVING CORPORATION. The surviving corporation (the "Surviving Corporation") shall be Telegraph Consulting. Its name, identity, articles of incorporation, by-laws, existence, purposes, powers, objects, franchises, rights and immunities shall be unaffected and unimpaired by the Merger, except as described in the Articles of Merger.

         6. TREATMENT OF SHARES OF CONSTITUENT CORPORATIONS. The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting the common stock and other securities of each of Mergerco and Telegraph Consulting (collectively, the "Constituent Corporations") are as follows:

                  (a) On the Effective Date, all Outstanding Mergerco Shares shall be converted into an equal number of shares of common stock, par value $.01, of the Surviving Corporation by virtue of the Merger and without any action on the part of the holder thereof, and shall constitute all the issued and outstanding shares of capital stock of the Surviving Corporation.

                  (b) On the Effective Date, all outstanding Mergerco Common Shares, shall be cancelled and retired and shall cease to exist without any action on the part of the holders thereof.

                  (c) On the Effective Date, Telegraph, being the holder of certificates evidencing all of the Outstanding Telegraph Consulting Shares, shall be entitled upon surrender thereof to receive from Cybear a certificate representing 320,000 Cybear Shares to which such holder shall be entitled and cash in the amount of $616,000. Until so surrendered, the outstanding certificates which, prior to the Effective Date, represented Telegraph Consulting Shares shall be deemed for all corporate purposes to evidence ownership of Cybear Shares and cash to which Telegraph shall be entitled under this Agreement.

                  (d) The separate existence and corporate organization of Mergerco, except insofar as it may be continued by statute, shall cease on the Effective Date and the Surviving Corporation shall become a wholly owned subsidiary of Cybear.

         7. RIGHTS AND LIABILITIES OF SURVIVING CORPORATION. On and after the Effective Date, Telegraph Consulting, as the surviving corporation, shall succeed to and possess, without further act or deed, all of the estate, rights, privileges, powers, and franchises, both public and private, and all of the property, real, personal, and mixed, of each of the Constituent Corporations; all debts due to either of the Constituent Corporations on whatever account shall be vested in Telegraph Consulting; all claims, demands, property, rights, privileges, powers, and franchises and every other interest of either of the Constituent Corporations shall be as effectively the property of Telegraph Consulting as they were of the respective Constituent Corporations; the title to any real estate by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, but shall be vested in Telegraph Consulting; all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such lien at the Effective Date; and all debts, liabilities, and duties of the respective Constituent Corporations shall thenceforth attach to Telegraph Consulting and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it.

         8. FURTHER ASSURANCES OF TITLE. As and when requested by Cybear or by its successors or assigns, Telegraph Consulting shall execute and deliver or cause to be executed and delivered all such deeds and instruments and will take or cause to be taken all such further action as Cybear may deem necessary or desirable in order to invest in and confirm Telegraph

Consulting's title to and possession of its property and otherwise to carry out the intent and purposes hereof, provided that no such actions shall impose any monetary or other liabilities on Telegraph.

         9. CONDITIONS TO OBLIGATIONS OF MERGERCO. The obligation of Mergerco to consummate the Merger is subject to satisfaction of the following conditions prior to the Effective Date:

                  (a) That Telegraph Consulting has not suffered an uninsured loss on account of professional or other contractual liability or fire, flood, accident, or other calamity of such a character which could reasonable be expected to have a Telegraph Consulting Material Adverse Effect.

                  (b) That no material transactions shall have been entered into by Telegraph Consulting other than transactions in the ordinary course of business between June 30, 1999 and the Effective Date, other than as referred to in, or contemplated by, this Agreement or in the Schedules, except with the prior written consent of Cybear.

                  (c) Except as disclosed in or as contemplated by this Agreement or in the Telegraph Disclosure Schedules, that no material adverse change in the aggregate shall have occurred in the consolidated financial condition of Telegraph Consulting and Telegraph since June 30, 1999.

                  (d) That none of the properties or assets of Telegraph Consulting shall have been sold or otherwise disposed of other than in the ordinary course of business during such period, except as described in or as contemplated by this Agreement or in the Telegraph Disclosure Schedules or with the written consent of Mergerco or Cybear.

                  (e) That Telegraph Consulting and Telegraph each shall have performed and complied in all material respects with the provisions and conditions of this Agreement to be performed and complied with, and that the representations and warranties made by each of Telegraph and Telegraph Consulting in this Agreement are true and correct in all material respects, both when made and as of the Effective Date.

                  (f) That all of the Key Personnel are employed by Telegraph Consulting on the Effective Date and that their employment agreements are in full force and effect.

                  (g) That Mergerco and Cybear shall have received an opinion from counsel to Telegraph and Telegraph Consulting substantially in the form of
EXHIBIT 9(J) hereto.

                  (h) That Telegraph Consulting's Board of Directors shall have resigned, subject to the consummation of the Merger.

                  Compliance with the provisions of subparagraphs (b) through
(h) of this paragraph shall be evidenced by the certificate of the President and Secretary of Telegraph Consulting and the President and Secretary of Telegraph.

         10. CONDITIONS TO OBLIGATIONS OF TELEGRAPH CONSULTING AND TELEGRAPH. The obligations of Telegraph Consulting and Telegraph to consummate the Merger are subject to satisfaction of the following conditions prior to the Effective Date:

                  (a) That no material adverse change shall have occurred in the financial condition of Cybear or Mergerco since June 30, 1999, other than as disclosed in the SEC Reports.

                  (b) That Mergerco and Cybear shall each have performed and complied with the provisions and conditions of this Agreement to be performed and complied with and that the representations and warranties made by Mergerco and Cybear herein are true and correct, both when made and as of the Effective Date.

                  (c) That Telegraph Consulting shall have received an opinion from counsel to Mergerco and Cybear in substantially the form of EXHIBIT 10(G).

                  (d) The shareholders of Telegraph shall have approved the Merger.

                  Compliance with the provisions of subparagraphs (a) through
(c) of this paragraph shall be evidenced by the certificate of the President and Secretary of Mergerco and the certificate of the President and Secretary of Cybear to be delivered at Closing.

         11.      REGISTRATION RIGHTS

                  (a) DEMAND REGISTRATION RIGHT. At any time after one year following the Closing, Telegraph or its respective designee or transferee, shall have the right to require Cybear (i) to prepare and file with the SEC up to two new registration statements under the Securities Act (or, in lieu thereof, a post-effective amendment or amendments to the Registration Statement, if then permitted under the Securities Act) on Form S-3 or an equivalent form, covering all or any portion of the Cybear Shares and to use its best efforts to obtain promptly and maintain the effectiveness thereof for at least 120 days and (ii) to register or qualify the subject Cybear Shares for sale in up to ten states identified by such holders; provided that Cybear shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this
Section 11(a);

                           (i) In any jurisdiction in which Cybear would be
required to execute a general consent to service of process in effecting such registration, qualification or compliance, or in which the cost of the foregoing is unreasonable in light of the number of Cybear Shares requested to be sold in such jurisdiction, unless Cybear is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder; or

                           (ii) After Cybear has effected two such registrations
pursuant to this Section 11(a) and such registrations have been declared or ordered effective and the sales of such Cybear Shares shall have been closed.

Cybear shall bear all fees and expenses other than the fees and expenses of Telegraphs' counsel incurred in the preparation and filing of such registration statement or post-effective amendments (and related state registrations, to the extent permitted by applicable law) and the furnishing of copies of the preliminary and final prospectus thereof to Telegraph.

                  (b) PIGGY BACK REGISTRATION RIGHT In addition, if at any time commencing after the Closing and expiring two years after the Closing, Cybear shall prepare and file one or more registration statements under the Securities Act, with respect to a public offering of equity or debt securities of Cybear, or of any such securities of Cybear held by its security holders, Cybear will include in any such registration statement such information as is required, and such number of Cybear Shares held by Telegraph or its shareholders if Telegraph distributes the Cyber Shares to its Shareholders, ("Holders") as may be requested by it, to permit a public offering of the Cybear Shares so requested; PROVIDED, HOWEVER, that if, in the written opinion of Cybear's managing underwriter, if any, for such offering, the inclusion of the Cybear Shares requested to be registered, when added to the securities being registered by Cybear or the selling security holder(s), would exceed the maximum amount of the Cybear's securities that can be marketed without otherwise materially and adversely affecting the entire offering, then Cybear may exclude from such offering that portion of the Cybear Shares requested to be so registered, so that the total number of securities to be registered is within the maximum number of shares that, in the opinion of the managing underwriter, may be marketed without otherwise materially and adversely affecting the entire offering. In the event of such a proposed registration, Cybear shall furnish Telegraph with not less than 30 days' written notice prior to the proposed date of filing of such registration statement. Cybear shall use its best efforts to ensure that such registration statement is declared effective and remains effective until such time as all of the shares have been registered or may be sold without registration under the Securities Act or applicable state securities laws and regulations, and without limitation as to volume, pursuant to Rule 144 of the Securities Act. Cybear shall bear all fees and expenses incurred by it in connection with the preparation and filing of such registration statement other than fees and expenses of Telegraph's counsel.

                  (c) INFORMATION BY HOLDERS. Holders shall furnish to Cybear such information regarding Telegraph and the distribution proposed by Holders as Cybear may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 11.

                  (d) RULE 144 REPORTING. Cybear agrees (i) to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act; and (ii) use its best efforts to file with the SEC in a timely manner all report and other documents required of Cybear under the Securities Act and the Exchange Act.

         12.      INDEMNIFICATION.

                  (a) Telegraph, hereby indemnifies and holds harmless Cybear, Mergerco and Cybear's and Mergerco's directors, officers, employees, and agents in respect of any and all actions, suits, proceedings, investigations, claims, judgments, orders, decrees, damages, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, losses, expenses, and fees, including all attorneys' fees and court costs ("Liabilities") relating to any of the following:

                           (i) Any misrepresentation or breach of any warranty
made by Telegraph or Telegraph Consulting in this Agreement or in any Schedule, Exhibit, or other document attached hereto or delivered to Cybear or Mergerco or any officer of Cybear or Mergerco in connection with the transactions contemplated hereby.

                           (ii) The breach of any covenant, agreement, or
obligation of Telegraph and Telegraph Consulting contained in this Agreement or any Schedule or Exhibit hereto or any other instrument specifically contemplated by this Agreement.

                           (iii) Any misrepresentation contained in any
statement in writing or certificate furnished by an officer of Telegraph or Telegraph Consulting pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

                  (b) Cybear hereby indemnifies and holds harmless Telegraph and Telegraph's directors, officers, employees, and agents in respect of any and all Liabilities relating to the following:

                           (iv) Any misrepresentation or breach of any warranty
made by Cybear or Mergerco in this Agreement or in any Schedule, Exhibit, or other document attached hereto or delivered to Telegraph or Telegraph Consulting or any officer of Telegraph or Telegraph Consulting in connection with the transactions contemplated hereby.

                           (v) The breach of any covenant, agreement, or
obligation of Cybear or Mergerco contained in this Agreement or any Schedule or Exhibit hereto or any other instrument specifically contemplated by this Agreement.

                           (vi) Any misrepresentation contained in any statement
in writing or certificate furnished by an officer of Cybear or Mergerco pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

                  (c) Whenever any claims shall arise for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall promptly notify the other party ("Indemnitor") of the claim and, when known, the facts constituting the basis for such claim. If any claim for indemnification hereunder results from or is in connection with any claim by a person who is not a party to this Agreement ("Third Party Claim"), such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnitee shall give the other party prompt notice of any such claim and the Indemnitor shall undertake the defense thereof by representatives of its own choosing, reasonably satisfactory to the Indemnitee, at the expense of the Indemnitor. The Indemnitee shall have the right to participate in any such defense of a Third Party Claim with advisory counsel of its own choosing, at its own expense. If Indemnitor, within a reasonable time after notice of any such Third Party Claim, fails to defend, the Indemnitee or any subsidiary or affiliate of the Indemnitee shall have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of, and for the account of, Indemnitor, at the expense and risk of Indemnitor. Indemnitor shall not, without the Indemnitee's written consent, settle or compromise any such Third Party Claim or consent to entry of any judgment that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to Indemnitee and/or Indemnitee's subsidiary or subsidiaries, or Affiliate or Affiliates, as the case may be, an unconditional release from all liability in respect of such Third Party Claim. Notwithstanding any provision herein to the contrary, failure of Indemnitee to give any notice required by this Section 12 shall not constitute a waiver of Indemnitee's right to indemnification or a defense to any claim by Indemnitee hereunder except to the extent Indemnification is prejudiced thereby. All indemnification hereunder shall be effected upon demand by payment of cash or delivery of a certified or cashier's check in the amount of the indemnification liability.

                  (d) Notwithstanding the provisions of this Section 12, in no event shall Telegraph be responsible after Closing for any indemnification obligation under this Section 12 in excess of the value on the date hereof of the consideration paid to Telegraph under Section 1 of this Agreement.

                  (e) Notwithstanding the provisions of this Section 12 and subject to paragraph (f) of this Section 12, Telegraph shall be responsible for indemnification obligations under this Section 12 only to the extent that such indemnification obligations require payment of an amount in excess of $50,000.

                  (f) Notwithstanding paragraph (c), claims against Telegraph for indemnification under this Section 12 may be satisfied by Telegraph by the return to Cybear of shares of Cybear Common Stock having in the aggregate a value equal to the amount of such indemnification obligation and having a per share value equal to the closing trade price on the trading date immediately preceding the date of the return; provided, however, that if Telegraph sells the Cybear Shares, Telegraph shall satisfy its indemnification obligations hereunder by payment of immediately available funds.

                  (g) The rights and remedies of Cybear and Mergerco contained in Section 12 of this Agreement shall be the exclusive rights and remedies of Cybear and Mergerco against Telegraph for any and all claims, actions, rights of action arising under this Agreement and in connection with transaction with transactions contemplated hereby.

         13. UPDATE DISCLOSURE. From and after the date of this Agreement until the Effective Date, each party shall promptly notify the other party hereto by written update of (i) the occurrence or non-occurrence of any event which would, or would be likely to, cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of any party to this Agreement to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. In addition, the Telegraph Consulting and Telegraph shall notify Cybear in writing of (i) such additional information with respect to any matters or events discovered subsequent to the date hereof and prior to the Effective Date, which if existing and known on the date hereof would have rendered any representation or warranty made by the other party, or any information contained in any Exhibit hereto, then inaccurate or incomplete in any respect and (ii) any development after the date hereof and prior to the Effective Date causing a breach of any representation or warranty above.

         14. PUBLIC ANNOUNCEMENTS. The parties shall consult in good faith with each other before issuing any press release or otherwise making any public statements with respect to the Merger and none of the parties shall issue any such press release or make any such public statement without the prior written approval of Cybear, unless such disclosure is made by Cybear and is required by Law.

         15.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  Notwithstanding any right of any party to the Agreement to fully investigate the affairs of any other party to the Agreement and notwithstanding any knowledge of facts determined or determinable by any party pursuant to such investigation or right of investigation, each party to the Agreement has the right to rely fully upon the representations and warranties of any other party to the Agreement contained in this Agreement or in any Schedule or Exhibit or any closing certificate furnished or to be furnished by any such other party pursuant to this Agreement or in connection with the Merger.

         16.      ABANDONMENT. This Agreement and the Merger may be abandoned
(a) by Mergerco and Cybear, on the one hand, or Telegraph and Telegraph Consulting, on the other hand, acting by their respective Boards of Directors, after such adoption, in the event of the failure of any condition in favor of such party to which the consummation of the Merger is subject, or (b) by the mutual consent of the parties, acting each by its Board of Directors, at any time after such adoption by the shareholders of Telegraph and prior to the Effective Date. In the event of abandonment of this Agreement, the same shall become wholly void and of no effect and, there shall be no further liability or obligation hereunder on the part of any of the parties, their respective Boards of Directors or any other party to this Agreement.

         17. CLOSING OR TERMINATION. In the event the Closing of this Agreement shall not take place by September 30, 1999, then any party shall have the right to terminate this Agreement in which event no party shall have any further right or obligation as against any other, except as set forth in
Section 16.

         18. DELIVERY OF CORPORATE PROCEEDINGS OF TELEGRAPH CONSULTING. At the Closing, Telegraph Consulting shall deliver to Cybear's counsel the originals or certified copies of all of the corporate proceedings of Telegraph Consulting, duly certified by its Secretary.

         19. FURTHER AGREEMENTS - 1934 ACT REPORTING. Within 15 days after the Effective Date, Cybear shall file an appropriate Form 8-K Current Report with respect to the Merger pursuant to the 1934 Act. Cybear shall thereafter file such audited and other financial statements pursuant to the requirements of Form 8-K, such financial statements to be filed within the time period set forth in Form 8-K. Telegraph shall cooperate with Cybear, Telegraph Consulting and Cybear's accountants for the preparation of such audited financial statements.

         20. LIMITATION OF LIABILITY. The representations and warranties made by any party to this Agreement are intended to be relied upon only by the other parties to this Agreement, and by no other person. Nothing contained in this Agreement shall be deemed to confer upon any person not a party to this Agreement any third party beneficiary rights or any other rights of any nature whatsoever, and only to the extent expressly referred to herein.

         21. FURTHER INSTRUMENTS AND ACTIONS. Each party shall deliver such further instruments and take such further action as may be reasonably requested by any other in order to carry out the intents and purposes of this Agreement.

         22. GOVERNING LAW. This Agreement is being delivered and is intended to be performed in the State of Florida and shall be construed and enforced in accordance with the laws of such State.

         23. NOTICES. All notices or other communications to be sent by any party to this Agreement to any other party to this Agreement shall be sent by certified mail, nationwide overnight delivery service or by personal delivery to the addresses hereinbefore designated, or such other addresses as may hereafter be designated in writing by a party.

         24. BINDING AGREEMENT. This Agreement represents the entire agreement among the parties hereto with respect to the matters described herein and is binding upon and shall inure to the benefit of the parties hereto and their legal representatives, successors and permitted assigns.

This Agreement may not be assigned and, except as stated herein, may not be altered or amended except in writing executed by the party to be charged.

         25. COUNTERPARTS. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute the entire Agreement.

         26. SEVERABILITY. The provisions of this Agreement shall be severable, so that the unenforceability, validity or legality of any one provision shall not affect the enforceability, validity or legality of the remaining provisions hereof.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have made and executed this Agreement as of the day and year first above written.

         CYBEAR, INC.

         By: S/S EDWARD S. GOLDMAN, M.D.
         Edward S. Goldman, M.D.
         President and Chief Executive Officer

         TN ACQUISITION CORPORATION

         By: S/S EDWARD S. GOLDMAN, M.D.
         Edward S. Goldman, M.D.
         President

         TELEGRAPH NEW TECHNOLOGY, INC.

         By: S/S VICTOR J. COOK, III
         Victor J. Cook, III
         President

         TELEGRAPH CONSULTING CORPORATION

         By: S/S VICTOR J. COOK, III
         Victor J. Cook, III
         President